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                                                                    EXHIBIT 23.3

                                    CONSENT
                                       OF
                          CS FIRST BOSTON CORPORATION

  We hereby consent to the inclusion of (i) our opinion letter to the Special Committee of the Board of Directors of Chemical Waste Management, Inc. ("CWM") as Appendix B to the Joint Proxy Statement-Prospectus of CWM and WMX Technologies, Inc. (the "Company") relating to the proposed merger of WMX Merger Sub, a wholly owned subsidiary of the Company, with and into CWM and
(ii) references made to our firm and such opinion in such Joint Proxy Statement-Prospectus under the captions "SUMMARY--Opinion of CWM's Financial Advisor" and "SPECIAL FACTORS--Background of the Merger," "--Recommendation of the Special Committee and the Board of Directors of CWM; Fairness of the Merger" and "--Opinion of CWM's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                            /s/ CS First Boston Corporation
                                          By: _________________________________
                                              CS FIRST BOSTON CORPORATION

New York, New York
December 16, 1994